NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS THIRD-QUARTER AND NINE-MONTH 2018 RESULTS,
ANNOUNCES LAND PURCHASE FOR FUTURE DEVELOPMENT PROJECT IN NEW CANEY, TEXAS

AUSTIN, TX, November 9, 2018 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with multi-family and single-family residential real estate development, real estate leasing, hotel and entertainment businesses in the Austin, Texas area and other select Texas markets, today reported third-quarter and nine-month 2018 results and the purchase of land for a future development project in New Caney, Texas.
Highlights:

•
In October 2018, Stratus, in partnership with H-E-B, L.P. (HEB), purchased a 38-acre tract of land for approximately $9.5 million in New Caney, Texas, for the future development of an HEB-anchored, mixed-use project.

•
Completed site clearing for Kingwood Place, an HEB-anchored, mixed-use project in Kingwood, Texas. Construction is expected to begin in November 2018 subject to closing of construction financing. The HEB grocery store is anticipated to open in third-quarter 2019.

•
Sold three lots for a total of $2.0 million, including one Amarra Drive Phase II lot and two Amarra Drive Phase III lots. Since the end of third-quarter 2018, Stratus closed on the sale of one Amarra Villas townhome, one Amarra Drive Phase II lot and one Amarra Drive Phase III lot for a total of $3.2 million. Two Amarra Villas townhomes and nine Amarra Drive Phase III lots are currently under contract.

•
Completed construction of the 99,379 square-foot first phase at Lantana Place, a mixed-use development in southwest Austin consisting of approximately 320,000 square feet of retail, hotel and office space. As of the end of third-quarter 2018, Stratus has executed leases for a Marriott A/C hotel and 61 percent of the retail space and tenant improvement work is progressing.

•
Completed construction of Jones Crossing, an HEB-anchored, mixed-use development in College Station, Texas. The HEB grocery store opened in September 2018, as scheduled and the retail component is approximately 80 percent leased. In addition, Stratus has begun preliminary planning work on the phased 600-unit multi-family component.

•
Construction of Santal Phase II, a 212-unit garden style, multi-family project located directly adjacent to Santal Phase I in the upscale, highly populated Barton Creek community, is continuing to advance on schedule and on budget, with completion expected by year-end 2018. The first Phase II units became available for occupancy in August 2018 and 64 units were placed into service during third-quarter 2018. As of the end of third-quarter 2018, 28 of the Phase II units were leased and the 236-unit Santal Phase I was 96 percent leased and stabilized. Stratus currently plans to evaluate refinancing the combined 448-unit Santal property upon stabilization of Phase II, which is currently expected by the end of 2019, subject to market conditions and leasing progress.

•
Leasing activity continues at West Killeen Market, a retail development project anchored by a 90,000-square-foot HEB grocery store. As of September 30, 2018, Stratus has executed leases for 68 percent of the 44,000 square feet of retail space and all tenants are currently open for business. Stratus intends to explore opportunities to sell this property in 2019 depending on leasing progress and market conditions.

•
Construction on The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community, continues and remains on budget. The first units are expected to be available for occupancy in third-quarter 2019, with projected completion expected by the end of 2019.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “We are pleased to announce that we have partnered with Texas grocery chain HEB to purchase a 38-acre tract in New Caney, Texas to develop a new HEB-anchored, mixed-use project. The property is located in a fast-growing, dynamic area, approximately eight miles north of our Kingwood Place project, and will be our second project in the Houston area. This will be our seventh HEB-anchored project. We believe this is another example of the value we can create by leveraging our strong working relationships and long track record operating in growing Texas markets.”

Armstrong continued, “This year we offered for the first time project-level equity financing structures and we were pleased with the strong interest we received from highly-qualified third-party limited partners. These arrangements make efficient use of our balance sheet and enable further portfolio diversification, allowing us to continue to expand our portfolio of development projects and create value for our shareholders.”
Land Purchase for Future Development Project in New Caney, Texas
In October 2018, Stratus, in partnership with HEB, purchased a 38-acre tract of land for approximately $9.5 million in New Caney, Texas, for the future development of an HEB-anchored, mixed-use project. Stratus and HEB entered into a partnership agreement in which each party owns a 50 percent interest and each funded half of the land purchase. Subject to completion of development plans, Stratus currently expects the New Caney project will be anchored by an HEB grocery store, and will include approximately 145,000 square feet of retail space (inclusive of the HEB grocery store), 5 pad sites, and a 10-acre multi-family parcel. Upon completion of certain pre-development work, which is currently underway, Stratus intends to enter into a lease with HEB, at which time Stratus will acquire HEB’s interest in the partnership for the amount of HEB’s investment. Stratus is reviewing its plans for timing of commencement of construction, which Stratus currently expects to be in approximately three years.

Third-Quarter 2018 Financial Results
Stratus reported a net loss attributable to common stockholders of $2.4 million, $0.29 per share, in third-quarter 2018, compared to net income attributable to common stockholders of $14.3 million, $1.75 per share, in third-quarter 2017. The 2017 period included a gain on the sale of assets of $24.3 million ($15.7 million to net income attributable to common stockholders or $1.92 per share) associated with recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway, which closed in first-quarter 2017.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $1.4 million in the third quarters of 2018 and 2017. For a reconciliation of net loss attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule on page VI, "Adjusted EBITDA," which is available on Stratus' website.

Summary Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In Thousands, Except Per Share Amounts)
Revenues
Real Estate Operations	$2,108	$3,038	$10,297	$9,244
Leasing Operations	3,040	2,145	7,851	6,668
Hotel	8,244	7,795	27,281	28,047
Entertainment	4,859	4,655	14,569	16,517
Eliminations and other	(328)	(411)	(1,000)	(1,161)
Total Consolidated Revenue	$17,923	$17,222	$58,998	$59,315

Operating (loss) income
Real Estate Operations	$(236)	$777		$702	[a]	$1,025
Leasing Operations	942	24,612	[b]	1,861		23,708	[c]
Hotel	719	231		3,745		4,070
Entertainment	314	472		1,548		2,624
Corporate and other	(2,776)	(2,452)		(9,022)		(8,991)
Total consolidated operating (loss) income	$(1,037)	$23,640		$(1,166)		$22,436

Net (loss) income attributable to common stockholders	$(2,372)	$14,308	[b]	$(5,099)		$10,745	[c]

Diluted net (loss) income per share	$(0.29)	$1.75	[b]	$(0.63)		$1.32	[c]

Adjusted EBITDA	$1,361	$1,366		$5,243		$5,473

Capital expenditures and purchases and development of real estate properties	$31,687	$12,485		$82,368		$25,559

Diluted weighted-average shares of common stock outstanding	8,156	8,172		8,149		8,169

a.	Includes $0.4 million of reductions to cost of sales associated with collection of prior-years' assessments of properties in Barton Creek.

b.
Includes a gain of $24.3 million ($15.7 million to net income attributable to common stockholders or $1.92 per share) associated with recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway.

c.
Includes gains of $25.4 million ($16.4 million to net income attributable to common stockholders or $2.01 per share) associated with recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway and the sale of a bank building and an adjacent undeveloped 4.1 acre tract of land at Barton Creek, partly offset by a charge of $2.5 million ($1.6 million to net income attributable to common stockholders or $0.20 per share) for profit participation costs associated with Stratus' sale of The Oaks at Lakeway.

The decreases in revenue and operating income from the Real Estate Operations segment in third-quarter 2018, compared to third-quarter 2017, primarily reflect fewer developed property sales. During third-quarter 2018, Stratus sold one Amarra Drive Phase II lot and two Amarra Drive Phase III lots for a total of $2.0 million, compared with the sales of one Amarra Drive Phase II lot, two Amarra Drive Phase III lots and three Meridian lots for $2.9 million during third-quarter 2017.

The increase in revenue from the Leasing Operations segment in third-quarter 2018, compared to third-quarter 2017, primarily reflects leasing activity at our recently completed retail properties, Lantana Place, Jones Crossing and West Killeen Market.

The increases in revenue and operating income from the Hotel segment in third-quarter 2018, compared to third-quarter 2017, primarily reflect higher room revenues resulting from higher occupancy during the quarter. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available, was $214 in third-quarter 2018, compared with $199 for third-quarter 2017. While Stratus remains positive on the long-term outlook of the W Austin Hotel based on continued population growth and increased tourism in the Austin market, a continued increase in competition resulting from the anticipated opening of additional hotel rooms in downtown Austin during the remainder of 2018 and 2019 is expected to have an ongoing impact on Stratus' hotel revenues.

The increase in revenue from the Entertainment segment in third-quarter 2018, compared to third-quarter 2017, primarily reflects higher ticket prices at ACL Live and an increase in revenue from sponsorships and sales of suites and personal seat licenses. ACL Live hosted 49 events and sold approximately 48 thousand tickets in third-quarter 2018, compared with 43 events and the sale of approximately 56 thousand tickets in third-quarter 2017. Additionally, 3TEN ACL Live, hosted 55 events in third-quarter 2018, compared with 47 events in third-quarter 2017.

Debt and Liquidity
At September 30, 2018, consolidated debt totaled $293.7 million and consolidated cash totaled $21.2 million, compared with consolidated debt of $221.5 million and consolidated cash of $14.6 million at December 31, 2017.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $82.4 million for the first nine months of 2018, primarily related to the purchase of the Kingwood Place land and development of the Santal Phase II, Lantana Place, Jones Crossing and The Saint Mary projects. This compares with $25.6 million for the first nine months of 2017, primarily for the development of the Barton Creek properties, Lantana Place, West Killeen Market and Jones Crossing projects.

Stratus Kingwood Place, L.P. has secured a commitment to modify its loan agreement with Comerica Bank to increase the original commitment from $6.75 million to $32.9 million, guaranteed by Stratus, to finance a portion of the construction of Kingwood Place. The loan modification is expected to close in November 2018.

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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited third-quarter 2018 financial and operating results today, November 9, 2018, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 domestically and (412) 317-0088 internationally. Please use replay ID: 10125047. The replay will be available on Stratus' website at stratusproperties.com until November 14, 2018.
____________________________

CAUTIONARY STATEMENT AND REGULATION G DISCLOSURE. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding the implementation, projections or expectations related to the future development, construction and completion of Stratus' projects, and potential results of Stratus' active development plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, including, but not limited to, Amarra Drive lots and townhomes, exploring opportunities to sell West Killeen Market and the retail complex in Barton Creek Village, evaluating refinancing of Santal Phase I and II, leasing activities, timeframes for development, capital expenditures, possible joint venture, partnership or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, and other plans and objectives of management for future operations and activities and future dividend payments. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical fact are intended to identify those assertions as forward-looking statements. Nothing contained in this press release should be construed as an offer to sell or the solicitation of an offer to buy any securities. Under Stratus’ loan agreement with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreement with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its Board considers acceptable, a decrease in the demand for real estate in the Austin, Texas area and other select Texas markets where Stratus operates, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants' failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of Stratus' assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC. In addition, forward-looking statements and estimates regarding the effects of the Tax Cuts and Jobs Act, which are based on Stratus' current interpretation of this legislation and on reasonable estimates, may change as a result of new guidance issued by regulators or changes in our estimates.
This press release also includes Adjusted EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. Adjusted EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate Adjusted EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA is included in the supplemental schedules of this press release.
Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Real estate operations	$2,100	$2,923	$10,273	$9,108
Leasing operations	2,813	1,923	7,148	6,015
Hotel	8,172	7,738	27,087	27,817
Entertainment	4,838	4,638	14,490	16,375
Total revenues	17,923	17,222	58,998	59,315
Cost of sales:
Real estate operations	2,279	2,204	9,405	8,048
Leasing operations	1,227	1,091	3,732	3,749
Hotel	6,625	6,676	20,803	21,277
Entertainment	4,008	3,666	11,412	12,298
Depreciation	2,171	2,031	6,166	5,928
Total cost of sales	16,310	15,668	51,518	51,300
General and administrative expenses	2,650	2,220	8,646	8,462
Profit participation in sale of The Oaks at Lakeway	—	—	—	2,538
Gain on sales of assets	—	(24,306)	—	(25,421)
Total	18,960	(6,418)	60,164	36,879
Operating (loss) income	(1,037)	23,640	(1,166)	22,436
Interest expense, net	(2,150)	(1,577)	(5,451)	(5,060)
Gain on interest rate derivative instruments	56	54	314	136
Loss on early extinguishment of debt	—	—	—	(532)
Other income, net	17	6	39	24
(Loss) income before income taxes and equity in unconsolidated affiliates' income (loss)	(3,114)	22,123	(6,264)	17,004
Equity in unconsolidated affiliates' income (loss)	210	(5)	204	(24)
Benefit from (provision for) income taxes	532	(7,810)	961	(6,227)
Net (loss) income and total comprehensive (loss) income	(2,372)	14,308	(5,099)	10,753
Total comprehensive income attributable to noncontrolling interests in subsidiaries	—	—	—	(8)
Net (loss) income and total comprehensive (loss) income attributable to common stockholders	$(2,372)	$14,308	$(5,099)	$10,745

Basic net (loss) income per share attributable to common stockholders	$(0.29)	$1.76	$(0.63)	$1.32
Diluted net (loss) income per share attributable to common stockholders	$(0.29)	$1.75	$(0.63)	$1.32

Weighted average common shares outstanding:
Basic	8,156	8,128	8,149	8,119
Diluted	8,156	8,172	8,149	8,169

Dividends declared per share of common stock	$—	$—	$—	$1.00

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2018		December 31, 2017
ASSETS
Cash and cash equivalents	$21,182		$14,611
Restricted cash	25,910		24,779
Real estate held for sale	18,980		22,612
Real estate under development	136,645		118,484
Land available for development	23,947		14,804
Real estate held for investment, net	234,796		188,390
Deferred tax assets	12,542		11,461
Other assets	14,054		10,852
Total assets	$488,056		$405,993

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$20,976		$22,809
Accrued liabilities, including taxes	10,428		13,429
Debt	293,739		221,470
Deferred gain	9,926		11,320
Other liabilities	12,620		9,575
Total liabilities	347,689		278,603

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93		93
Capital in excess of par value of common stock	186,024		185,395
Accumulated deficit	(42,220)		(37,121)
Common stock held in treasury	(21,260)		(21,057)
Total stockholders' equity	122,637		127,310
Noncontrolling interests in subsidiaries	17,730	[a]	80
Total equity	140,367		127,390
Total liabilities and equity	$488,056		$405,993

a. Includes $10.7 million and $7.0 million of contributions from investors associated with financing the Kingwood Place and The Saint Mary development projects, respectively.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2018		2017
Cash flow from operating activities:
Net (loss) income	$(5,099)		$10,753
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	6,166		5,923
Cost of real estate sold	5,780		5,086
Gain on sale of assets	—		(25,421)
Gain on interest rate derivative contracts	(314)		(136)
Loss on early extinguishment of debt	—		532
Debt issuance cost amortization and stock-based compensation	1,389		1,227
Equity in unconsolidated affiliates' (income) loss	(204)		24
Increase (decrease) in deposits	1,242		(145)
Deferred income taxes	(1,081)		(1,264)
Purchases and development of real estate properties	(28,900)		(11,196)
Municipal utility district reimbursement	—		2,172
Increase in other assets	(2,965)		(160)
Decrease in accounts payable, accrued liabilities and other	(2,607)		(320)
Net cash used in operating activities	(26,593)		(12,925)

Cash flow from investing activities:
Capital expenditures	(53,468)		(14,363)
Proceeds from sale of assets	—		117,261
Payments on master lease obligations	(1,476)		(1,653)
Other, net	378		(49)
Net cash (used in) provided by investing activities	(54,566)		101,196

Cash flow from financing activities:
Borrowings from credit facility	32,436		45,200
Payments on credit facility	(6,112)		(53,651)
Borrowings from project loans	50,062		8,725
Payments on project and term loans	(3,799)		(64,228)
Cash dividend paid	—		(8,133)
Stock-based awards net payments	(203)		(234)
Noncontrolling interests contributions	17,650	[a]	—
Financing costs	(1,173)		(1,536)
Net cash provided by (used in) financing activities	88,861		(73,857)
Net increase in cash, cash equivalents and restricted cash	7,702		14,414
Cash, cash equivalents and restricted cash at beginning of year	39,390		25,489
Cash, cash equivalents and restricted cash at end of period	$47,092		$39,903

a.	Represents contributions from investors associated with financing the Kingwood Place and The Saint Mary development projects.

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, including portions of Santal Phase II; the Circle C community, including The Saint Mary; the Lantana community, including Lantana Place; and one condominium unit at the W Austin Hotel & Residences); in Lakeway, Texas located in the greater Austin area (Lakeway); in College Station, Texas (Jones Crossing); and in Magnolia, Texas (Magnolia) and Kingwood, Texas (Kingwood Place), both located in the greater Houston area.

The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, a retail building in Barton Creek Village, Santal Phase I and the West Killeen Market in Killeen, Texas, and portions of the Santal Phase II, Lantana Place and Jones Crossing projects.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio, and 3TEN ACL Live, both at the W Austin Hotel & Residences. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues.
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended September 30, 2018:
Revenues:
Unaffiliated customers	$2,100	$2,813	$8,172	$4,838	$—	$17,923
Intersegment	8	227	72	21	(328)	—
Cost of sales, excluding depreciation	2,279	1,235	6,639	4,154	(168)	14,139
Depreciation	65	863	886	391	(34)	2,171
General and administrative expenses	—	—	—	—	2,650	2,650
Operating (loss) income	$(236)	$942	$719	$314	$(2,776)	$(1,037)
Capital expenditures and purchases and development of real estate properties	$21,201	$10,334	$128	$24	$—	$31,687
Total assets at September 30, 2018	183,857	157,706	102,069	36,377	8,047	488,056

Three Months Ended September 30, 2017:
Revenues:
Unaffiliated customers	$2,923	$1,923		$7,738	$4,638	$—	$17,222
Intersegment	115	222		57	17	(411)	—
Cost of sales, excluding depreciation	2,204	1,100		6,678	3,799	(144)	13,637
Depreciation	57	739		886	384	(35)	2,031
General and administrative expenses	—	—		—	—	2,220	2,220
Gain on sales of assets	—	(24,306)	[c]	—	—	—	(24,306)
Operating income (loss)	$777	$24,612		$231	$472	$(2,452)	$23,640
Capital expenditures and purchases and development of real estate properties	$3,222	$9,066		$15	$182	$—	$12,485
Total assets at September 30, 2017	183,643	71,041		103,560	36,888	15,332	410,464

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]		Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Nine Months Ended September 30, 2018:
Revenues:
Unaffiliated customers	$10,273		$7,148	$27,087	$14,490	$—	$58,998
Intersegment	24		703	194	79	(1,000)	—
Cost of sales, excluding depreciation	9,405	[d]	3,756	20,861	11,850	(520)	45,352
Depreciation	190		2,234	2,675	1,171	(104)	6,166
General and administrative expenses	—		—	—	—	8,646	8,646
Operating income (loss)	$702		$1,861	$3,745	$1,548	$(9,022)	$(1,166)
Capital expenditures and purchases and development of real estate properties	$28,900		$52,619	$464	$385	$—	$82,368

Nine Months Ended September 30, 2017:
Revenues:
Unaffiliated customers	$9,108	$6,015		$27,817	$16,375	$—	$59,315
Intersegment	136	653		230	142	(1,161)	—
Cost of sales, excluding depreciation	8,048	3,773		21,323	12,756	(528)	45,372
Depreciation	171	2,070		2,654	1,137	(104)	5,928
General and administrative expenses	—	—		—	—	8,462	8,462
Profit participation	—	2,538		—	—	—	2,538
Gain on sales of assets	—	(25,421)	[c]	—	—	—	(25,421)
Operating income (loss)	$1,025	$23,708		$4,070	$2,624	$(8,991)	$22,436
Capital expenditures and purchases and development of real estate properties	$11,196	$13,845		$273	$245	$—	$25,559

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.	Includes $24.3 million associated with recognition of a portion of the deferred gain on the sale of The Oaks at Lakeway.

d.	Includes $0.4 million of reductions to cost of sales associated with collection of prior-years' assessments of properties in Barton Creek.

V

RECONCILIATION OF NON-GAAP MEASURE
ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net (loss) income attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (loss) income attributable to common stockholders	$(2,372)	$14,308	$(5,099)	$10,745
Depreciation	2,171	2,031	6,166	5,928
Interest expense, net	2,150	1,577	5,451	5,060
(Benefit from) provision for income taxes	(532)	7,810	(961)	6,227
Profit participation in sale of The Oaks at Lakeway	—	—	—	2,538
Gain on sales of assets	—	(24,306)	—	(25,421)
Gain on interest rate derivative instruments	(56)	(54)	(314)	(136)
Loss on early extinguishment of debt	—	—	—	532
Adjusted EBITDA	$1,361	$1,366	$5,243	$5,473

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